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                                                                    Exhibit 99.3

                         KENTUCKY RIVER COAL CORPORATION
                                      PROXY

         The undersigned hereby constitutes and appoints Catesby W. Clay, Carroll R. Crouch and C.D. Langhorne, Jr., or any one of them, as proxies, each with full power of substitution, to vote the number of common shares of Kentucky River Coal Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of the shareholders of the Company to be held at the office of McGuireWoods LLP, 1750 Tysons Boulevard,
Suite 1800, McLean, Virginia on             ,        , 2002, at      A.M.,
                               -------------  -------           ----
Eastern Time, and at any adjournment or postponement thereof (the "Meeting"), upon the following:

1. Approval of the restructuring (including the transfer of substantially all of the Company's assets to Kentucky River Properties LLC), the related Agreement and Plan of Reorganization among Kentucky River Coal Corporation, Kentucky River Properties LLC and KRCC Merger Subsidiary Inc. dated as of February 14, 2002, as amended, and the plan of merger included therein, pursuant to which:

    o each common share held by a majority shareholder will remain issued and outstanding; and

    o each common share held by a minority shareholder will convert into the right to receive $4,000 in cash and a subscription right to subscribe for one Kentucky River Properties LLC membership unit, at an exercise price of $4,000 per membership unit.

                       FOR THIS PROPOSAL                                [_]
                       AGAINST THIS PROPOSAL                            [_]
                       ABSTAIN                                          [_]

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.


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This Proxy, when properly executed, will be voted in a manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR approval of the restructuring, the related agreement and the plan of merger and in accordance with the judgment of the person(s) voting this Proxy upon such other matters properly coming before the meeting and any adjournment thereof.

         If the restructuring is approved and completed, and you do not qualify as a majority shareholder, regardless of whether or not you vote in favor of the restructuring, you will be treated as a minority shareholder and receive cash and a subscription right for your common shares, unless you exercise your right to dissent.

         Please sign exactly as your name(s) appears below. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or similar entity, please sign in entity name by authorized person.


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                                 Signature                    Date


                                 --------------------------   --------------
                                 Signature                    Date

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF KENTUCKY RIVER COAL CORPORATION AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

If you plan to attend the meeting, please check here. [_]